EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

By And Among

I-SECTOR CORPORATION,

NETWORK ARCHITECHS, CORP.,

AND

MICHAEL S. FRENCH, THEODORE J. BONNELL and KLAUS C. MUELLER

MAY 25, 2005

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (“Agreement”) is made this 25th day of May, 2005, by and among I-Sector Corporation, a Delaware corporation (“Buyer”), Network Architechs, Corp., a New Mexico corporation (“Seller”), and each of Michael S. French, Theodore J. Bonnell and Klaus C. Mueller (each a “Shareholder” and collectively, the “Shareholders”).

     WHEREAS, Seller is engaged in the business of designing, installing and supporting computer data networks and IP telephony systems in selected cities in the United States (the “Seller’s Business”);

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, certain assets, properties and rights of Seller utilized by it in connection with the operation of Seller’s Business upon the terms and conditions of this Agreement;

     WHEREAS, the Shareholders are the owners of 100% of the outstanding capital stock of Seller;

     WHEREAS, as an inducement to Buyer to enter into this Agreement, the Shareholders have approved this Agreement and agreed to become a party to this Agreement pursuant to the terms hereof; and

     WHEREAS, Seller has provided the Seller disclosure letter dated the same date as this Agreement, together with related schedules, attachments and exhibits thereto (the “Seller Disclosure Letter”), which is incorporated herein by reference;

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing (defined in Section 1.8 below), Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all mortgages, pledges, liens, claims, charges, encumbrances and other security interests (collectively, “Security Interests”), and Buyer shall purchase only the assets, properties, and rights of Seller described below (all of such specifically described assets, properties and rights being hereinafter collectively referred to as the “Purchased Assets”):

          (a) Personal Property. All of the equipment, computer hardware, furniture, fixtures, appliances, furnishings, all computer and telecommunications equipment, appliances and systems which are owned by Seller, leasehold improvements and other personal property listed on Schedule 1.1(a) to the Seller Disclosure Letter;

          (b) Intellectual Property. (i) All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including the right to enforce any rights embodied therein and to collect damages for any past, infringement of such rights by third parties, (ii) ideas and conceptions to the extent that such are legally recognized as a proprietary intangible right under common law or by a national (including the United States) or multinational statutory invention registrations, patents, patent

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registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, all applications, registrations, and renewals in connection therewith, and the right to register, perfect and enforce any rights embodied therein and to collect damages for any past, infringement of such rights by third parties, (iv) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (v) all mask works and all applications, registrations, and renewals in connection therewith, (vi) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, techniques, technical data, designs, drawings, specifications, customer, supplier and vendor lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation) developed or owned by Seller, including            source code, operating systems and specifications, data, databases files, documentation and other materials and documentation related thereto, (vii) all other proprietary rights, (viii) all licenses, and (ix) all copies and tangible embodiments thereof (in whatever form or medium) (collectively, (i) through (ix) above, the “Intellectual Property”);

          (c) Domain Names. All of Seller’s right, title and interest in and to each domain name and the registration thereof, all associated universal resource locators, whether registered in the name of Seller or by any other person on behalf of Seller, together with all goodwill connected with and symbolized by such domain names or locators, and any intellectual property rights relating thereto, including, but not limited to, e-mail addresses, websites, translations, adaptations, derivations, copyrights, and combinations thereof, all applications, registrations, and renewals in connection therewith, and the right to register, perfect and enforce any rights embodied therein, including the right to collect damages for any past, infringement of such rights by third parties to the extent any such intellectual property rights exist (the “Domain Names”), each of which is listed on Schedule 1.1(c) to the Seller Disclosure Letter;

          (d) Documents. A copy of all of Seller’s books, records, papers and documents which relate to the Purchased Assets, including all purchase and sales records and customer and supplier records;

          (e) Inventory. All inventories of product including raw material, work-in-process, finished products, packing materials, stores and supplies, spare parts, samples, point of sale material and merchandise of Seller held for resale by Seller, but only to the extent listed on Schedule 1.1(e) to the Seller Disclosure Letter (the “Inventory”);

          (f) Contract Rights.

     (i) All rights under the uncompleted portion of the Acquired Partially Completed Contracts (defined in Section 2.20);

     (ii) All rights whatsoever to all contracts, agreements, joint ventures, commitments, leases, licenses, purchase orders and other agreements, whether oral or written arising out of the operation of Seller’s Business other than the Retained Partially Completed Contracts and the Acquired Partially Completed Contracts, including but not limited to those listed on Schedule 1.1(f)(iii) to the Seller Disclosure Letter (the “Acquired Contracts”)

          (g) Name. The right to use the name “Network Architechs” or a variant or variants thereof;

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          (h) Manufactures’ and Vendors’ Warranties. All rights under manufacturers’ and vendors’ warranties related to items included in the Purchased Assets, including but not limited to such of the foregoing as are listed on Schedule 1.1(h) to the Seller Disclosure Letter.

          (i) Cisco VIP Rebate. All Cisco Systems, Inc. rebates paid by Cisco after the Closing Date under Cisco’s VIP rebate program for Cisco’s VIP 5 rebate period that is computed based upon product sales between February 1, 2005 and July 31, 2005 (the “Cisco VIP Rebate”), but only to the extent such Cisco VIP Rebate was generated from or based upon products or items that were invoiced to customers by Buyer after the Closing Date, with Seller retaining rights to any Cisco VIP Rebate funds generated from or based upon products or items that were invoiced to customers by Seller on or prior to the Closing Date. Seller agrees to pay to Buyer any portion of any Cisco VIP Rebate funds received by Seller after the Closing Date that were generated from or based upon products invoiced to customers by Buyer after the Closing Date. Schedule 1.1(i) to the Seller Disclosure Letter contains a complete and accurate list of all Cisco VIP Rebates earned by Seller but not yet paid to Seller as of the Closing Date.

          (j) Non-Cisco VIP Supplier Rebates. All rights to vendor rebates and credits other than the Cisco VIP Rebate, whether relating to periods before or after the Closing.

          (k) Deposits. All cash and collateral deposits made under the terms of leases (other than the office space lease contracts referred to in Section 1.5(d) below) and other contracts included in other categories of purchased assets.

     1.2 Assets Excluded from Sale. Other than the Purchased Assets, Buyer is not purchasing and Seller is not selling any other asset or right of Seller.

     1.3 Transfer of Purchased Assets. Seller shall deliver or cause to be delivered to Buyer such other good and sufficient instruments reasonably requested by Buyer transferring to Buyer title to all of the Purchased Assets or Seller’s interest therein, all in accordance with this Agreement. Such instruments of transfer (a) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title, or Seller’s interest therein as provided in this Agreement, to all of the Purchased Assets, free and clear of all Security Interests, and (d) where applicable, shall be accompanied by evidence of the discharge of all Security Interests against the Purchased Assets.

     1.4 Retained Liabilities. Buyer shall not assume and shall not be liable for any Liabilities (as defined below) of Seller other than the Assumed Liabilities (as defined in Section 1.5 below) (collectively, the “Retained Liabilities”), and all such Retained Liabilities shall be and remain the responsibility of Seller, including, without limitation, any Liabilities arising out of or the result of any activity associated with the Purchased Assets prior to the Closing, Liabilities under any contract to which Seller is a party, Liabilities with respect to all Taxes (as defined in Section 2.12 below), Liabilities relating to, or arising under or in connection with, any Employee Benefit Plan (as defined in Section 3.1(p) below), or any Liabilities related to any Environmental Law (as defined in Section 3.1(t) below). Seller shall discharge in a timely manner or shall make adequate provision for all Retained Liabilities, and Seller and the Shareholders shall jointly and severally indemnify Buyer and hold it harmless against all Retained Liabilities. As used in this Agreement, the term “Liability” and “Liabilities” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

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     1.5 Assumed Liabilities. As of the Closing, Buyer will assume and thereafter in due course pay and fully satisfy, as and when the same shall become due and payable, the following liabilities and obligations (the “Assumed Liabilities”):

          (a) certain liabilities and obligations of Seller in respect of customer contracts arising in the regular and ordinary course of the conduct of Seller’s Business consistent with past practice prior to the Closing Date, including all obligations under (i) the Acquired Contracts and (ii) the obligations remaining after the Closing under the Acquired Partially Completed Contracts, but excluding any liabilities resulting from (A) the Retained Partially Completed Contracts, or (B) any warranty claim or breach of any contract prior to the Closing Date;

          (b) all liabilities in the form of notes payable listed on Schedule 1.5(b) to the Seller Disclosure Letter, which are directly associated with Tangible Personal Property in the Purchased Assets, with such liabilities not to exceed $300,000;

          (c) all vendor accounts listed on Schedule 1.5(c) to the Seller Disclosure Letter;

          (d) all obligations arising after the Closing Date under (i) the office space lease contract for the office space located at 1720 Louisiana Blvd. in Albuquerque and (ii) the office space lease contract for the office space located at 221 N. Kansas in El Paso, Texas, which property lease contracts are set forth on Schedule 3.1(j)(ii) to the Seller Disclosure Letter. All rent payment obligations paid by Seller prior to Closing for any period after the Closing shall be prorated between Seller and Buyer based on the time period the lease space was occupied by Seller prior to Closing.

     1.6 Purchase Price. The purchase price for the Purchased Assets and the covenants of the Shareholders and Seller included herein, is an aggregate purchase price consisting of (i) Two Million Dollars $2,000,000 in cash (the “Cash Consideration”); and (ii) an aggregate number of shares (the “Stock Consideration”) of the Buyer’s common stock, $0.001 par value, (“Purchaser Common Stock”) determined by dividing $2,000,000 by the “Closing Stock Price”, defined as the average closing price per share for the Buyer’s common stock, $0.001 par value (the “Common Stock”) as reported by the AMEX for the five (5) consecutive trading days ending prior to the second day before the date of Closing but shall be a maximum of $8.00 per share and a minimum of $6.00 per share. The Stock Consideration shall be issued and delivered to Seller at the Closing.

     1.7 Additional Purchase Consideration. In addition to the purchase price set forth in Section 1.6 above, Buyer shall deliver the following additional purchase consideration, if any, after the Closing (the “Additional Purchase Consideration”) based upon the financial performance of Buyer’s two branch offices that comprise a portion of the Purchased Assets as set forth in this Section 1.7. Additional Purchase Consideration shall be calculated by Buyer and paid by Buyer to Seller as provided for below. As used in this Section 1.7, “Operating Profit” shall mean the combined net operating profit attributable to Buyer’s branch offices in Albuquerque, New Mexico and El Paso, Texas, which together make up the acquired business that is the subject of this Agreement (the “Acquired Business”), and shall be calculated as the combined net profit of such two branch offices, calculated in accordance with Generally Accepted Accounting Principals (“GAAP”) consistently applied by Buyer, but excluding interest expense and income taxes, and also excluding any allocation of corporate overhead and administrative expenses allocated from Buyer’s corporate organization and all footnote disclosure ordinarily required under GAAP. The Shareholders and the Seller hereby acknowledge and agree that Buyer shall have the right but not the obligation to set-off any amount payable to Buyer by Seller or any Shareholder under this Agreement against any amount owed or payable by Buyer to Seller or Shareholders under this Agreement, including, but not limited to, this Section 1.7, calculated in accordance with Section 9.5 hereof.

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          (a) On or prior to June 30, 2006, Buyer shall calculate the Operating Profit for the period beginning on the Closing Date and ending on May 31, 2006. If the Operating Profit for the period beginning on the Closing Date and ending on May 31, 2006 exceeds zero, then additional purchase price will be calculated and paid by multiplying the Operating Profit for such period by zero point seven five (0.75), provided however that the amount of the additional purchase price shall not exceed $525,000. Any such additional purchase price shall be paid by Buyer to Seller on July 1, 2006. Fifty percent (50%) of such additional purchase consideration shall be paid to Seller in cash and the remainder shall be paid, at Buyer’s sole discretion, (i) in cash, or (ii) by the issuance to Seller of such number of shares of Purchaser Common Stock determined by dividing (A) fifty percent (50%) of such additional purchase consideration by (B) the average closing price per share for the Common Stock as reported by the AMEX for the five (5) consecutive trading days ending prior to June 28, 2006.

          (b) On July 1, 2006, Buyer will issue to Seller 75,000 shares of Purchaser Common Stock (as adjusted to reflect any stock split or combination of Common Stock) if the Operating Profit attributable to the Acquired Business for the period beginning on the Closing Date and ending on May 31, 2006 exceeds $600,000 provided, however, the number of shares issued will be reduced if Operating Profit attributable to the Acquired Business is less than $600,000, in which case the number of shares issued will be calculated by the following computational steps: (i) the percentage of actual Operating Profit attributable to the Acquired Business when compared to $600,000; the percentage amount computed in step (i) will be multiplied by 75,000 to determine the number of shares to be issued pursuant to this Section 1.7(b).

          (c) On July 1, 2007, Buyer will issue to Seller 75,000 shares of Purchaser Common Stock (as adjusted to reflect any stock split or combination of Common Stock) if the Operating Profit attributable to the Acquired Business for the twelve-calendar-month period beginning on June 1, 2006 and ending on May 31, 2007 exceeds $660,000 provided, however, the number of shares issued will be reduced if Operating Profit attributable to the Acquired Business is less than $660,000, in which case the number of shares issued will be calculated by the following computational steps: (i) the percentage of actual Operating Profit attributable to the Acquired Business when compared to $660,000; the percentage amount computed in step (i) will be multiplied by 75,000 to determine the number of shares to be issued pursuant to this Section 1.7(c).

          (d) On July 1, 2008, Buyer will issue to Seller 75,000 shares of Purchaser Common Stock (as adjusted to reflect any stock split or combination of Common Stock) if the Operating Profit attributable to the Acquired Business for the twelve-calendar-month period beginning on June 1, 2007 and ending on May 31, 2008 exceeds $726,000 provided, however, the number of shares issued will be reduced if Operating Profit attributable to the Acquired Business is less than $726,000, in which case the number of shares issued will be calculated by the following computational steps: (i) the percentage of actual Operating Profit attributable to the Acquired Business when compared to $726,000; the percentage amount computed in step (i) will be multiplied by 75,000 to determine the number of shares to be issued pursuant to this Section 1.7(d).

     1.8 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 700 Louisiana Street, Suite 3600, Houston, Texas 77002 on the later of (a) May 25, 2005, or (b) the first business day after all of the conditions set forth in Articles VI and VII hereof have been satisfied or waived, or such other place and time as the parties may mutually agree (the “Closing Date”). All of the deliveries and other transactions required to take place at the Closing and all documents relating thereto shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent hereto).

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     1.9 Deliveries at the Closing. At the Closing, (a) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Article VI below, and (b) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Article VII below.

     1.10 Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

ARTICLE II.
ADDITIONAL AGREEMENTS

     2.1 Noncompetition, Nonsolicitation and Confidentiality. For purposes of this Agreement, the following definitions shall apply:

          (a) “Affiliate” with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person either as of or following the date of this Agreement;

          (b) “Company Activities” shall mean either (i) designing, installing or supporting computer data networks and / or IP telephony systems, (ii) promoting, marketing or selling computer data network equipment and / or IP telephony systems, (iii) designing, implementing, promoting, marketing or selling software applications for IP telephony applications, or (iv) engaging in any other business activities which are conducted, offered or provided by Seller, Buyer or any Affiliate of either of them at any time during the 12-month period prior to the date of this Agreement.

          (c) “Confidential Information” shall mean any data or information (whether written or not, tangible or intangible), of Buyer, Seller or any Affiliate of either of them, other than Trade Secrets (as defined below), which is valuable to Buyer, Seller or any Affiliate of either of them and not generally known to competitors or which by its nature is generally treated as confidential or proprietary;

          (d) “Government Project” shall mean any prospective customer opportunity for a specific project that will be under written contract with any state or federal agency or administrative body which either (i) is not, at the time of the solicitation of such opportunity by Seller or any Shareholder, under contract with the Buyer, or (ii) if under contract with the Buyer at the time of solicitation by Seller or any Shareholder, such contract with Buyer will have expired by its terms prior Seller or any Shareholder entering into a written contract with respect to such state or federal agency or administrative body.

          (e) “Noncompete Period” shall mean from the date of Closing through May 25, 2008;

          (f) “Nonsolicitation Period” shall mean (i) with respect to Government Projects, from the date of Closing through May 25, 2008 and (ii) in all other cases, from the date of Closing through May 25, 2010;

     (g) “Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity;

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          (h) “Protected Area” shall mean Washington D.C. and Texas, New Mexico, Oregon and Washington states ; and

          (i) “Trade Secrets” shall mean information related to the Company Activities, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, or programs, including, without limitation, computer software and related source codes, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

     2.2 Confidentiality. Buyer, Seller and the Shareholders shall keep confidential the existence of this Agreement, the transactions described herein and all Trade Secrets and Confidential Information relating to the Company Activities; provided, however, that Seller and Shareholders may, upon obtaining the prior written consent of the Buyer, disclose the existence of this Agreement and the terms hereof, but solely in the manner and subject to any restrictions or limitations imposed on such disclosure by Buyer in connection with granting such prior written consent. The provisions of this Section 2.2 shall not apply with respect to any information which (a) was already known by one party when such information was received from the other party, (b) was available to the general public at the time of such receipt, (c) subsequently becomes known to the general public through no fault or omission by a party hereto, (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure, (e) is disclosed by Buyer to potential lenders and investors who agree to keep such information confidential, (f) is required to be disclosed by law or a governmental agency, including for income tax reporting purposes (and the filing of this Agreement by Buyer with the Securities and Exchange Commission is expected), or (g) is required to be disclosed in order to enforce this Agreement.

     2.3 Trade Secrets. Seller and the Shareholders, as well as the officers, directors and employees of Seller shall hold in confidence at all times after the date hereof all Trade Secrets and Confidential Information related to Seller, Buyer and any of either of their Affiliates and shall not disclose, publish or make use of those Trade Secrets or Confidential Information at any time after the date hereof, without the prior written consent of Buyer, except (a) any information or document required to be disclosed by law or (b) information that becomes public knowledge through means other than an act of the Shareholders or Seller. Nothing in this Agreement shall diminish the rights of Seller or Buyer regarding the protection of Trade Secrets, Confidential Information and other intellectual property pursuant to applicable law.

     2.4 Trade Name and Confidential Information.

          (a) Seller and the Shareholders shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under the corporate or trade name of Seller (or any variation thereof) or any of its Affiliates (other than as an employee of Buyer or one of its Affiliates) without the prior written consent of Buyer; and

          (b) Seller and the Shareholders shall hold in confidence all Confidential Information related to Seller, Buyer or any of either of their Affiliates and shall not disclose, publish or make use of that Confidential Information without the prior written consent of Buyer, except (i) any information or document required to be disclosed by law or (ii) information that becomes public knowledge through means other than an act of Seller or the Shareholders.

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     2.5 Non-Competition.

          (a) Coverage. Seller and the Shareholders hereby acknowledge that Buyer, either directly or indirectly through one or more of its Affiliates, conducts or will conduct Company Activities throughout the Protected Area, and acknowledges that to protect adequately the interest of Buyer in the operation of each Person through which it will engage in Company Activities after the date of this Agreement, it is essential that any noncompete covenant with respect thereto cover all Company Activities in the Protected Area except as specifically provided in Section 2.5(b) below.

          (b) Covenant. During the Noncompete Period, neither Seller nor the Shareholders shall in any manner, directly or indirectly, engage in or have an equity or profit interest in, or render services to any business that conducts any Company Activities in the Protected Area. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit Seller or the Shareholders from owning not more than 5% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system.

     2.6 Nonsolicitation of and Noninterference with Employees, Customers and Vendors. During the Nonsolicitation Period, neither Seller nor the Shareholders shall, in any manner, directly or indirectly:

          (a) solicit or attempt to solicit, any business from any customers or prospective customers of Buyer or any of its Affiliates for purposes of engaging in any Company Activities in any Protected Area;

          (b) recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, firm or corporation, any employee of Buyer or any of its Affiliates; or

          (c) interfere with or otherwise attempt to affect Buyer’s relationship with any employee, customer, or prospective customer, supplier or vendor of Buyer or any of its Affiliates.

     2.7 Acknowledgment. Seller, the Shareholders and Buyer each acknowledge and agree that the covenants set forth in Sections 2.2, 2.3, 2.4, 2.5 and 2.6 are reasonable as to time, scope and territory given Buyer’s need to protect its Trade Secrets, Confidential Information and its substantial investment in the Purchased Assets, its employees, customers and vendors, particularly given the complexity and competitive nature of Buyer’s and its Affiliate’s business. Seller and each Shareholder further acknowledges that (a) it would be difficult to calculate damages to Buyer and its Affiliates from any breach of Seller’s or any Shareholder’s obligations under either of Sections 2.2, 2.3, 2.4, 2.5 or 2.6, (b) that injuries to Buyer and its Affiliates from any such breach would be irreparable and impossible to measure, and (c) that the remedy at law for any breach or threatened breach of Seller’s or any Shareholder’s obligations under either of Sections 2.2, 2.3, 2.4, 2.5 or 2.6 of this Agreement would therefore be an inadequate remedy, and accordingly, Buyer shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its Affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies. Each of the Shareholders that accept Buyer’s offer of employment also acknowledges that the Shareholder will be subject to separate noncompete and nonsolicitation provisions in connection with his employment by Buyer following the Closing. Accordingly, if the duration or scope of the noncompete or nonsolicitation applicable to each Shareholder under the terms of Buyer’s standard employment documents is for any reason shorter than the duration of the Noncompete Period or Nonsolicitation Period or narrower in scope than as set forth in this Agreement, each Shareholder hereby acknowledges that he or she shall be subject to the Noncompete Period and

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Nonsolicitation Period set forth in this Agreement notwithstanding any of the terms of his or her employment terms with Buyer.

     2.8 Further Assurances. Each party hereto from time to time hereafter at any other party’s request and without further consideration shall execute and deliver to such other party such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to this Agreement as shall be reasonably requested to transfer, convey and assign more effectively the Purchased Assets to Buyer, the costs of which shall be paid by the requesting party.

     2.9 Expenses. Except as otherwise provided herein, Buyer, Seller and the Shareholders shall each be responsible for their own expenses incurred in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby. In addition, Seller shall be responsible for all costs associated with terminating any Employee Benefit Plan of Seller (e.g., 401(k), pension, profit sharing plans) prior to or at Closing.

     2.10 Brokers. Buyer shall indemnify Seller and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of Buyer. Seller and the Shareholders shall jointly and severally indemnify Buyer and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of Seller.

     2.11 Publicity. After the Closing Date, all press releases and other public announcements respecting the subject matter hereof shall be made only by Buyer; provided, however, that Seller may make any disclosure required to be made under applicable law if it has determined in good faith that it is necessary to do so and used its best efforts, prior to the issuance of the disclosure, to provide Buyer with a copy of the proposed disclosure and to discuss the proposed disclosure with Buyer.

     2.12 Liability for Taxes. Seller shall be liable for, and shall together with the Shareholders, jointly and severally, indemnify and hold Buyer harmless from, (a) all Taxes (as defined below) and Security Interests relating to any Tax that are imposed on (either before or after the Closing Date) or incurred with respect to the Purchased Assets for any period ending on or before the Closing Date, (b) any Taxes payable as a result of a breach by Seller or the Shareholders of any of the representations set forth in Section 3.1(i) hereof, and (c) any necessary and reasonable attorneys’ fees or other costs incurred by Buyer or its Affiliates in connection with any payment from Seller under this Section 2.12. Buyer and Seller agree to provide assistance to one another and to cooperate fully with one another after the Closing Date to account for all Taxes that may be imposed on or incurred with respect to the Purchased Assets during any period prior to the Closing Date. Seller shall pay directly all excise, sales, transfer and other similar Taxes, levies and charges from any such taxing authority, if any (including all bulk sales taxes, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. All obligations under this Section 2.12 shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax. As used herein, “Tax” or “Taxes” means all taxes, however denominated, including any interest or penalties or additions thereto whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes,

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real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation taxes, escheat, value-added taxes, alternative or add-on minimum taxes and other obligations of the same or of a similar nature, whether discovered before, on or after the Closing.

     2.13 Right to Refunds. If Seller, on the one hand, or Buyer, on the other hand, receives a refund of any Taxes for which the other has paid such Taxes, then the party receiving such refund shall, within 30 days after its receipt, remit such refund to the party who paid such Taxes; provided, however, that this section shall not affect the Liability of the parties for Taxes as set forth in Section 2.12 hereof.

     2.14 Intercompany Transactions. Prior to the Closing, all intercompany payables and receivables between Seller and each Shareholder and between Seller and any of its Affiliates that in any way is related to or otherwise affects any Purchased Asset shall be released by Seller, each Shareholder or any Affiliate of either of them, as the case may be, and each Shareholder hereby releases any claims or other rights he or she may have in and to any of the Purchased Assets.

     2.15 Allocation of Purchase Price. For all income tax purposes, each of the parties shall report the transactions contemplated by this Agreement as an “applicable asset acquisition” by Buyer within the meaning of Section 1060 of the Internal Revenue Code of 1986, as amended. In connection therewith, each of the parties hereby agrees that the fair market value of any Class I, Class II, Class III, Class IV or Class V assets (as described in Section 1.1060-1(c)(2) of the Treasury Regulations) of Seller at the Closing will be equal to their respective federal income tax bases to Seller immediately prior thereto, and the excess of the total consideration (as determined pursuant to Section 1.1060-1(c)(1) of the Treasury Regulations) paid for the Purchased Assets by Buyer over such aggregate tax bases shall be allocable to Class VI and Class VII assets as described in such Treasury Regulations. Buyer and Seller shall cooperate in good faith to mutually agree upon and complete IRS Form 8594 (Asset Acquisition Statement Under Section 1060). Buyer shall prepare and deliver a draft IRS Form 8594 (Asset Acquisition Statement Under Section 1060) to Seller within 180 days after the Closing Date and Seller shall have a period of 30 days from its receipt of such draft IRS Form 8594 to agree with or object to such draft IRS Form 8594 in writing. In any proceeding related to the determination of any Tax, no party may contend or represent that the allocation is not a current allocation.

     2.16 Name Change. Seller shall execute and deliver an amendment to its Article of Incorporation to change its name to a name other than Network Architechs, Corp. or any variant thereof in acceptable form to be filed with the New Mexico Public Regulation Commission office and any other jurisdiction where Seller is qualified to do business within 180 days following the date of this Agreement; provided, however, that for a period of one year following the Closing Date, Buyer hereby grants to Seller the non-exclusive and terminable right and license to use the name “Network Architechs, Corp.” solely for purposes of facilitating invoicing and billing of customers party to any Retained Partially Completed Contract.

     2.17 Employees. The term “Key Employees” shall be defined as those individuals listed on Schedule 2.17 to the Seller Disclosure Letter. Other than the Key Employees, Buyer shall have no obligation to offer employment to any of Seller’s existing employees.

     2.18 Consent of Third Parties.

          (a) Despite anything to the contrary in this Agreement, this Agreement shall not constitute an assignment or transfer of, or an agreement to assign or transfer, any Governmental Approval (defined below), contract, instrument, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation

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thereof or would violate any applicable law or regulation, or would otherwise affect adversely the rights of Seller or Buyer thereunder; and any transfer or assignment by Seller of any interest under any such Governmental Approval, contract, instrument, lease, permit or other agreement or arrangement that requires the consent or approval of a third party shall be made subject to such consent or approval being first obtained. As used herein, “Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any federal, state or local government, or any political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          (b) Seller will give any required notices, and Buyer and Seller will cooperate following the Closing, using their respective commercially reasonable best efforts, in order to obtain necessary third party consents to the sale and transfer of the Purchased Assets as contemplated by this Agreement.

          (c) Seller and Buyer will give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any Governmental Approval in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Seller will each file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its commercially reasonable best efforts to obtain (and Seller and Buyer will cause each of their respective Affiliates to use their commercially reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller and Buyer will cause each of their respective Affiliates to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

          (d) With respect to any consents or approvals that have not been obtained on or before the Closing Date, Seller and Buyer shall cooperate in any lawful arrangement that is reasonable for both Buyer and Seller (considering all relevant factors including practicality, financial burden and risk) to provide that Buyer shall receive the interest of Seller in the net benefits under any such Governmental Approval, contract, instrument, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom. Such arrangements may include (if lawful and reasonable considering all relevant factors) the performance by Buyer as agent for Seller such that Buyer will derive the benefit of such agreement to the extent that Buyer would have benefited if the necessary third party consent or approval had been obtained. Seller and Buyer agree to use their respective good faith, commercially reasonable efforts to negotiate and document any such arrangements.

     2.19 [INTENTIONALLY OMITTED]

     2.20 Retained Partially Completed Contracts. There will be certain uncompleted customer contracts of Seller that will be retained by Seller after Closing, either because such contracts were already substantially fulfilled and billed by Seller prior to Closing, or because the consent to assignment of the contract cannot be obtained from the customer, or for other reasons. These retained partially completed customer contracts (the “Retained Partially Completed Contracts”) are listed on Schedule 2.20 to the Seller Disclosure Letter. Seller shall retain the Retained Partially Completed Contracts following the Closing, and will retain the obligations and duties under the Retained Partially Completed Contracts following Closing, but shall utilize Buyer exclusively as Seller’s agent to perform the services to the customer required to complete the Retained Partially Completed Contracts following Closing. Seller and

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Buyer shall cooperate with each other in good faith to ensure that customers under NAMS Contracts properly direct to Seller all payments owed to Seller thereunder. In the event that through error or mistake, any customer under a NAMS Contract directly pays Buyer for any amount owed by such customer to Seller under a NAMS Contract, Buyer shall promptly forward such misdirected amounts to Seller.

     (a) In order to fulfill any obligation or duty under the Retained Partially Completed Contracts to deliver products to the customer following the Closing, Seller shall acquire such products exclusively from Buyer, at a price equal to the price to be billed to the customer under the Retained Partially Completed Contract, such that any gross profit generated from deliveries of products to the customer under the Retained Partially Completed Contracts after the Closing is fully realized by Buyer and no gross profit is realized by Seller following the Closing.

     (b) Seller shall engage Buyer, as Seller’s exclusive agent, to perform any and all services that are required to complete the Retained Partially Completed Contracts (other than NAMS Contracts (as defined below)), billing Seller for such services at Buyer’s Service Billing Rates (defined below) for such services. Buyer’s hourly billing rates for service work, which shall apply for all purposes under this Agreement, are set forth on Schedule 2.20(b) to the Seller Disclosure Letter (the “Buyer’s Service Billing Rates”).

     (c) Seller and Buyer acknowledge that there will be certain managed services contracts between Seller and its customers that will be retained by the Seller after Closing. Seller hereby agrees to exclusively engage Buyer, as Seller’s exclusive agent, to perform any and all services that are required to support the existing Network Architechs Managed Services contracts set forth on Schedule 2.20(c) to the Seller Disclosure Letter as well as all permitted renewals thereof (collectively, the “NAMS Contracts”). Seller shall pay to Buyer, in respect of Buyer’s performance, as Seller’s agent, of all services under the NAMS Contracts (i) $170,000 on the Closing Date for all amounts received by Seller from customers under the NAMS Contracts but not yet earned by Seller and (ii) within five business days of Seller’s receipt, such amounts as are received by Seller, from time to time, relating to customers payments under NAMS Contracts received after the Closing. Seller shall not renew any existing NAMS Contract or, during the Nonsolicitation Period and Noncompetition Period, enter into any new NAMS Contracts without the prior written consent of Buyer which consent may be conditioned upon Seller’s agreement with Buyer to (A) exclusively retain Buyer to perform all services under such NAMS Contract and (B) pay Buyer, in respect of the performance by Buyer of such services, such amount as shall be required by Buyer. All NAMS Contracts that renew or are converted into a Netsurant Services Contract (the “Netsurant Services Contract”) and any new Netsurant Services Contract sold by the Acquired Business within twelve months of the Closing Date will be accounted for as agreed in writing between Buyer and Seller, from time to time.

     2.21 Acquired Partially Completed Contracts. There will be certain partially completed customer contracts of Seller that will be assigned or conveyed to Buyer by Seller pursuant to this Agreement for which Seller has already performed a certain portion of such contracts prior to closing, and/or Seller has already billed the customer prior to Closing for a portion of such contracts, which acquired partially completed contracts are listed on Schedule 2.21 to the Seller Disclosure Letter (the “Acquired Partially Completed Contracts”). Following the Closing, Seller and Buyer shall cooperate to ensure that Buyer and Seller share in the Economic Benefit (defined below) of each of the Acquired Partially Completed Contracts based on the percentage of the total contract that was completed by Seller prior to the Closing as compared to the total percentage of the contract that was completed by Buyer following the Closing. For this purpose, the percentage of completion of each such Acquired Partially Completed Contract shall be calculated based upon the total Direct Cost (defined below) of performing such contract incurred by Seller prior to the Closing, as compared to the total Direct Cost of performing such contract by Buyer following the Closing, calculated after the Acquired Partially Completed Contract

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is completed by Buyer following the Closing. As used in this Section 2.21, the term “Direct Cost” shall mean any (a) direct cost of inventory, goods and equipment, including freight and shipping costs, (b) direct, unburdened labor cost of technician and/or engineering employees, and (c) direct cost of a subcontractor used to perform the contract; provided that Seller’s Direct Cost shall be reduced by the amount of any warranty claim by customer or rejection of deliverables by customer that occur after the Closing but relate to goods or services provided by Seller prior to the Closing. Buyer shall incur no Direct Cost of performing such contracts prior to the Closing and Seller shall incur no Direct Cost of performing such contracts after the Closing. Schedule 2.21 to the Seller Disclosure Letter sets forth all of the Direct Cost that Seller has incurred in performing the Acquired Partially Completed Contracts as of the Closing Date and shall be the Direct Cost used following the Closing to calculate the percentage of total Direct Cost incurred by Seller prior to the Closing as compared to the percentage of total Direct Cost incurred by Buyer following the Closing. After each of the Acquired Partially Completed Contracts has been completed by Buyer following the Closing, Buyer shall, as soon as practicable, provide Seller with a complete accounting of the cost incurred by Buyer in performing such contract, and Buyer shall pay Seller, or Seller shall pay Buyer, as the case may be, in order to ensure that Buyer and Seller each receive their appropriate percentage of the total Economic Benefit from each such contract. As used in this Section 2.21, the term “Economic Benefit” shall mean the total contract amount less the total of all combined Direct Costs incurred by Seller and Buyer in the performance of such contract, and shall take into consideration which party (Buyer or Seller) received funds from the customer in payment of such contract.

     2.22 Warranty Matters. Buyer is not assuming any liability to perform warranty work for equipment or services provided by Seller to customers prior to the Closing Date. Seller shall be responsible for the cost of supplying warranty service, if any, after the Closing Date related to revenue recognized by Seller prior to the Closing. Because (i) Seller will not have the necessary resources to perform such warranty service after the Closing, (ii) performing such warranty service in a satisfactory manner is necessary in order to maintain a satisfactory customer relationship between the customer and Buyer following the Closing, (iii) the cost of performing such warranty service cannot be determined until the warranty service period is completed, and (iv) if Seller was unable or unwilling to ensure that such warranty service was provided such could result in an adverse effect on Buyer’s relationship with a customer following the Closing, Buyer and Seller agree as follows:

          (a) After the Closing, Buyer will perform, at Buyer’s sole discretion, the above-referenced warranty service on behalf of Seller, using commercially reasonable best efforts to perform such warranty services in a satisfactory and efficient manner.

          (b) Buyer shall invoice Seller for all such warranty service, invoicing Seller for such services at a rate of seventy five percent (75%) of Buyer’s Service Billing Rates for service work and at a ten percent (10%) markup for parts, inventory, or subcontracted services used in the performance of such warranty service, and Seller shall pay such invoices within thirty (30) days of invoice date.

     2.23 Buyer Purchase of Required Unreceived Inventory. Buyer shall purchase, as required to fulfill orders for customers, the products that Seller had on order with Seller’s vendors on the Closing Date, but which were not received into Seller’s inventory on the Closing Date, including the inventory which was on order with Seller’s vendors on the Closing Date listed on Schedule 2.23 to the Seller Disclosure Letter, but only to the extent necessary to fulfill Buyer’s customers orders, including but not limited to the Acquired Contracts and Buyer’s acquired interest in the Acquired Partially Completed Contracts. The price paid by Buyer to Seller for such inventory shall be equal to Seller’s actual cost from Seller’s vendor of such inventory, including freight and shipping cost from Seller’s vendor for such products, and Buyer shall pay Seller for such inventory purchases on the date that Seller’s invoice is due to Seller’s vendor or finance company for Seller’s purchase of such inventory from Seller’s vendor.

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     2.24 Customer Payments. Following the Closing, it is anticipated that certain customers might possibly pay the incorrect party for invoices of the other party, due to administrative error, or for other reasons. Buyer and Seller agree to pay to the other party any payments received by one party that rightfully belong to the other party within five business days of receipt of such payment.

     2.25 Post-Closing Activity of Seller. In order to ensure that Seller meets its financial obligations to Buyer as provided for in Sections 2.20, 2.21, 2.22, and 2.24 hereof following the Closing, Seller and Shareholders agree as follows:

          (a) Prior to the one year anniversary of the Closing Date, Shareholders will be the only officers, directors and employees of Seller;

          (b) Prior to the one year anniversary of the Closing Date, Shareholders will ensure that Seller maintains capital sufficient to meet Seller’s obligations to Buyer under Sections 2.20, 2.21, 2.22, and 2.24 hereof;

          (c) Prior to the one year anniversary of the Closing Date, Seller and Shareholders will not allow the assets of Seller to become encumbered, except as set forth on Schedule 2.25 to the Seller Disclosure Letter; and

          (d) Each Shareholder jointly and severally hereby individually and personally guarantees any amounts owed by Seller to Buyer under Sections 2.20, 2.21, 2.22, and 2.24 hereof.

          (e) The Shareholders and the Seller hereby acknowledge and agree that Buyer shall have the right but not the obligation to set-off any amount payable to Buyer by Seller or any Shareholder pursuant to Sections 2.20, 2.21, 2.22, 2.23 or 2.24 against any amount owed or payable by Buyer to Seller or Shareholders under this Agreement.

     2.26 Restricted Stock. Seller and each Shareholder hereby acknowledge and agree that all stock of the Buyer issued under this Agreement, if any, to Seller or any Shareholder will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state and, therefore, cannot be resold, assigned, encumbered or otherwise disposed of unless such shares are subsequently registered under the Securities Act and under the applicable state securities laws or an exemption from such registration is available. Seller and each Shareholder further acknowledge and agree that the certificate representing the shares of Purchaser Common Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, IN A FORM AND SUBSTANCE ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT”;

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Buyer shall be under no obligation to remove any such legend unless and until Seller or Shareholder, as the case may be, deliver to Buyer a written legal opinion in form and substance acceptable to Buyer from counsel acceptable to the Buyer, to the effect that such legend may be removed. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission which may at any time permit the sale of the Purchaser Common Stock without registration pursuant to Rule 144 under the Securities Act, Buyer hereby agrees to use reasonable commercial efforts to (i) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act of 1934, as amended (ii) to cooperate with Seller or Shareholder, as the case may be, to provide such information regarding the Buyer that is necessary for such opinion to be delivered and (iii) to remove such restrictive legend promptly upon Seller’s or Shareholders’ request, as the case may be, upon compliance with the terms of this Section 2.26.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

     3.1 Representations and Warranties of Seller and Shareholders. Seller and the Shareholders jointly and severally represent and warrant to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1 with respect to itself). Seller and the Shareholders further jointly and severally represent and warrant to Buyer as follows:

          (a) Organization, Qualification, and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of Seller. Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 3.1(a) to the Seller Disclosure Letter lists the shareholders, directors and officers of Seller. For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to any Person, any change or effect that is materially adverse to the business, assets, operations, financial condition or results of operations or future prospects of such Person and its subsidiaries, either separately or when taken as a whole.

          (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which its assets are subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on Seller or on the ability of the parties to consummate the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse

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Effect on Seller or on the ability of the parties to consummate the transactions contemplated by this Agreement.

          (c) Brokers’ Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (d) Title to Assets. Except as set forth on Schedule 3.1(d) to the Seller Disclosure Letter, Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Security Interest. Upon the sale, assignment, transfer and conveyance of the Purchased Assets to Buyer hereunder, there will be vested in Buyer good and marketable title to all Purchased Assets, free and clear of all Security Interests.

          (e) Financial Statements. Attached as Schedule 3.1(e) to the Seller Disclosure Letter are the balance sheets and statements of income, as of and for the fiscal years ended December 31, 2003 and December 31, 2004, (the “Most Recent Fiscal Year End”) for Seller (collectively the “Financial Statements”), which Seller represents are the true and correct balance sheets and statements of income for such periods, and which have been prepared in accordance with GAAP, consistently applied.

          (f) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, Seller has operated consistent with past custom and practice, including with respect to quantity and frequency and in compliance with all applicable laws and regulations (the “Ordinary Course of Business”); all of Seller’s financial statements for monthly periods since the Most Recent Fiscal Year End have been prepared in accordance with GAAP (excluding all footnote disclosure required thereunder), consistently applied; and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing since that date:

     (i) no party (including Seller) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of Seller or its Affiliates is a party or by which any of them is bound;

     (ii) Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

     (iii) Seller has not granted any license or sublicense of or Security Interest in any material rights under or with respect to any Intellectual Property;

     (iv) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Purchased Assets;

     (v) Except as set forth on Schedule 3.1(f)(v) to the Seller Disclosure Letter, Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside of the Ordinary Course of Business;

     (vi) Seller has not suffered any Material Adverse Effect and no event has occurred which, so far as reasonably can be foreseen, may result in any such Material Adverse Effect;

     (vi) Seller has not committed to do any of the foregoing.

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          (g) Undisclosed Liabilities. Seller does not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for (i) Liabilities set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business.

          (h) Legal Compliance. To the knowledge of Seller and each Shareholder after due inquiry, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Purchased Assets.

          (i) Tax Matters.

     (i) The Seller and each of its Affiliates have filed all income tax returns that they were required to file. All such income tax returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any income tax return) have been paid. Seller currently is not the beneficiary of any extension of time within which to file any income tax return.

     (ii) There is no material dispute or claim concerning any liability of Seller or any of its Affiliates for any Taxes either (A) claimed or raised by any authority in writing or (B) as to which Seller and the directors and officers of Seller has knowledge based upon personal contact with any agent of such authority.

     (iii) Neither Seller nor any of its Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

     (iv) The Seller has not filed a consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations. Seller has not made any material payments, is not obligated to make any material payments, or is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Internal Revenue Code. Seller has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code. Seller is not a party to any tax allocation or sharing agreement. Seller (A) has never been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Seller) or (B) does not have any liability for the Taxes of any person (other than Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (v) The Seller has withheld and paid or has sufficient cash reserved for all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

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          (j) Real Property.

     (i) Seller does not own any real property.

     (ii) Schedule 3.1(j)(ii) to the Seller Disclosure Letter lists and describes briefly all real property leased or subleased by Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in Schedule 3.1 (j)(ii). With respect to each material lease and sublease listed in Schedule 3.1(j)(ii):

     (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

     (B) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

     (C) no party to the lease or sublease has repudiated any material provision thereof;

     (D) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

     (E) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

     (F) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

          (k) Intellectual Property.

     (i) Neither Seller nor any of its Affiliates has interfered with, infringed upon, misappropriated, or violated any intellectual property rights of third parties in any material respect, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or any of its Affiliates must license or refrain from using any intellectual property rights of any third party). To the knowledge of Seller and each Shareholder, no third party has interfered with, infringed upon, misappropriated, or violated any intellectual property rights of Seller in any material respect.

     (ii) Schedule 3.1(k)(ii) to the Seller Disclosure Letter identifies each patent or registration which has been issued to Seller with respect to any of its intellectual property, identifies each pending patent application or application for registration which Seller has made with respect to any of its intellectual property, and identifies and describes each material license, agreement, or other permission which Seller has granted to any third party with respect to any of its intellectual property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3.1(k)(ii) also identifies each domain name, universal resource locator, trademark, service mark, trade name, copyright or unregistered trademark used by Seller

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in connection with Seller’s Business. With respect to each item of intellectual property required to be identified in Schedule 3.1(k)(ii):

          (A) Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, licenses, or other restrictions;

          (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller and each Shareholder, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (D) Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (iii) Schedule 3.1(k)(iii) to the Seller Disclosure Letter identifies each material item of intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission, other than commercially available shrink-wrap software license agreements for off-the-shelf software products entered into by Seller in the ordinary course of business. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of intellectual property required to be identified in Schedule 3.1(k)(iii):

          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

          (B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

          (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

          (D) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (iv) Seller has secured valid written assignments from all independent contractors, consultants and employees who contributed to the creation or development of the Purchased Assets that Seller does not already own by operation of law.

     (v) Seller has taken all necessary and appropriate steps to protect and preserve the confidentiality of all proprietary Purchased Assets not otherwise protected by patents, patent applications or copyrights. All use, disclosure or appropriation of all such Purchased Assets owned by Seller or licensed to Seller by a third party has been pursuant to the terms of a written agreement between Seller, on the one hand, and such third party, on the other hand. All use, disclosure or appropriation of such proprietary Purchased

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Assets not owned by Seller has been pursuant to the terms of a written agreement between Seller, on the one hand, and the owner of such proprietary Purchased Asset, on the other hand, or is otherwise lawful.

     (vi) To the best knowledge of Seller and each Shareholder, (A) no employee of Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of Seller and (B) no employee of Seller was hired in tortious interference with an employment arrangement.

          (l) Inventory; Contracts.

     (i) The Inventory (a) consists of items which are in all material respects free of any defect, fault, imperfection, impurity or dangerous propensity of any kind, (b) is of a quality and quantity usable and salable in the ordinary and usual course of business and (c) is owned by Seller.

     (ii) There are no contracts or other agreements to which Seller is a party that in any way burdens or otherwise effects any of the Purchased Assets, restricts Seller’s use of any of the Purchased Assets for their intended purpose or obligates Seller to pay any other party based on Seller’s ownership and use of the Purchased Assets.

     (iii) Seller has delivered to Buyer all contracts and other agreements to which Seller is a party and that are included in the Purchased Assets (subject only to the receipt of all necessary consents to the assignment of such contracts and agreements to Buyer), including:

          (A) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease or rental payments;

          (B) all customer contracts related to the Seller’s Business as of the date of this Agreement;

          (C) any agreement or group of related agreements for the sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year from the date of such agreement or from the date of this Agreement;

          (D) any agreement concerning a partnership or joint venture;

          (E) any agreement or group of related agreements under which Seller created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Seller has imposed an encumbrance of any kind on any of the Purchased Assets, tangible or intangible;

          (F) any agreement concerning confidentiality or non-competition with respect to the Seller’s Business; and

          (G) any agreement under which the consequences of a default or termination could possibly have a Material Adverse Effect on the Seller’s Business.

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               With respect to each of the contracts and / or agreements mentioned above in this Section 3.1(l), (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the receipt of all necessary consents to the assignment of such agreements to Buyer) and, with respect to enforcement, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, (3) Seller is not in breach or default, and to Seller’s knowledge, no other party is in breach or default, under the agreement, and, to Seller’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) Seller has not repudiated, and to Seller’s knowledge, no other party has repudiated, any provision of the agreement.

          (m) [INTENTIONALLY OMITTED]

          (n) Litigation. Schedule 3.1(n) to the Seller Disclosure Letter sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Seller and each Shareholder, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          (o) Employees. To the knowledge of Seller and each Shareholder after due inquiry, no executive, key employee, or significant group of employees plans to terminate employment with Seller, except as contemplated by consummation of the transaction provided for in this Agreement. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Seller has not committed any material unfair labor practice. Neither Seller nor any of the directors and officers of Seller has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. Schedule 3.1(o) to the Seller Disclosure Letter sets forth a true and complete list of: (i) the names, title and current salaries of all officers of Seller; (ii) the wage rates (or wages if applicable) for each exempt and nonexempt, salaried and hourly employees of Seller; (iii) all scheduled or contemplated increases in compensation or bonuses; and (iv) all scheduled or contemplated employee promotions.

          (p) Employee Benefits.

     (i) Schedule 3.1(p) to the Seller Disclosure Letter lists any plan, program, arrangement, agreement or commitment which is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that Seller maintains or to which Seller contributes or has any obligation to contribute (each an “Employee Benefit Plan”).

          (A) To the knowledge of Seller after due inquiry, each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and other applicable laws.

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          (B) To the knowledge of Seller after due inquiry, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-l’s, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan (as defined in ERISA §3(1)).

          (C) To the knowledge of Seller after due inquiry, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan which is an Employee Pension Benefit Plan (as defined in ERISA §3(2)) and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (D) Each Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Internal Revenue Code §401(a), has received a favorable determination letter from the Internal Revenue Service that it is a “qualified plan.”

          (E) To the knowledge of Seller after due inquiry, the market value of assets under each Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan, as defined in ERISA §3 (37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with the Pension Benefit Guaranty Corporation (“PBGC”) methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          (F) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

     (ii) With respect to each Employee Benefit Plan that Seller and any ERISA affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (A) No Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of Seller, threatened.

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          (B) There have been no prohibited transactions with respect to any Employee Benefit Plan. No fiduciary has any Liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened.

          (C) Seller has not incurred any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Internal Revenue Code with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan.

     (iii) Seller does not contribute to, ever has never contributed to, or never ever has been required to contribute to any multiemployer plan or has any Liability, including any withdrawal liability (as defined in ERISA §4201), under any Multiemployer Plan.

     (iv) Except as otherwise disclosed on Schedule 3.1(p) to the Seller Disclosure Letter, Seller does not maintain and has never maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

          (q) Guaranties. Seller is not a guarantor of, nor is Seller otherwise responsible for, any Liability of any other Person.

          (r) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Shareholder has full legal capacity to enter into, execute and deliver this Agreement, to fully perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller and each Shareholder, enforceable in accordance with its terms and conditions. Neither Seller nor any shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (s) Tangible Assets. Except as set forth in Schedule 3.1(s) to the Seller Disclosure Letter, the Purchased Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used and presently is proposed to be used. The Personal Property items listed on Schedule 1.1(a) to the Seller Disclosure Letter are substantially all of the tangible assets that are being used by Seller to operate the Seller’s Business.

          (t) Environmental Matters.

     (i) Except as set forth in Schedule 3.1(t) to the Seller Disclosure Letter, (A) Seller has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as defined below); (B) while Seller has leased the real property listed on Schedule 3.1(j)(ii) to the Seller Disclosure Letter, no Hazardous Material (as defined below) has ever been spilled, released or disposed of at the real property listed on Schedule 3.1(j)(ii), or, to Seller’s knowledge after due inquiry, has ever been located in the soil or groundwater at any such property; (C) while Seller has leased the real property listed on Schedule 3.1(j)(ii), no Hazardous Material has ever been transported from any

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real property listed on Schedule 3.1(j)(ii) for treatment, storage or disposal at any other place; (D) Seller does not presently own, operate, lease or use any site on which underground storage tanks are located; and (E) while Seller has leased the real property listed on Schedule 3.1(j)(ii), no Security Interest has ever been imposed by any governmental agency on any of the Purchased Assets as a result of the violations of Environmental Laws (as defined below).

     (ii) Except as set forth in Schedule 3.1(t) to the Seller Disclosure Letter, (A) Seller has no material liability under, nor has it ever violated, any Environmental Law (as defined below) with respect to any property listed on Schedule 3.1(j)(ii) to the Seller Disclosure Letter; (B) each property listed on Schedule 3.1(j)(ii) and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (C) Seller has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (D) Seller has no reason to believe that any of the items enumerated in clause (C) of this Subsection will be forthcoming.

     (iii) Except as set forth in Schedule 3.1(t) to the Seller Disclosure Letter, to Seller’s knowledge after due inquiry, no property listed on Schedule 3.1(j)(ii) to the Seller Disclosure Letter contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (“PCB”s) or equipment containing PCBs, or any urea formaldehyde foam insulation.

     (iv) Seller shall provide at or prior to the Closing to Seller copies of all documents, records, and information available to it concerning any environmental or health and safety matter relevant to Seller regarding any of the property listed on Schedule 3.1(j)(ii) to the Seller Disclosure Letter, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     (v) For purposes of this Section 3.1(t), (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance or bylaw at the foreign, federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

          (u) Consents. Except as set forth on Schedule 3.1(u) to the Seller Disclosure Letter, no consent of any third party is required to be obtained by Seller for the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

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          (v) Disclosure. This Agreement and the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Buyer by or on behalf of Seller with respect to the transactions contemplated in this Agreement are correct, complete and authentic, and all contracts and other agreements or instruments included thereunder are valid, subsisting and binding on the parties thereto in accordance with their terms. Neither this Agreement, nor any other Transaction Document nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Buyer by or on behalf of Seller with respect to the transactions contemplated in this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. Neither Seller nor any responsible officer or manager or Shareholder has intentionally concealed any fact known by such person to have a Material Adverse Effect. There is no fact known by Seller or any Shareholder not disclosed in writing to Buyer by Seller or the Shareholders that materially and adversely affects, or so far as may reasonably be foreseen by the Seller could materially and adversely affect, the Purchased Assets, the condition of their commercialization or the ability of Seller or Shareholders to perform the transactions contemplated by this Agreement.

          (w) Investor Qualifications.

     (i) Seller understands that any shares of Purchaser Common Stock to be received in partial payment of the purchase price are characterized as “restricted securities” under the federal securities laws inasmuch as they are being received from Buyer in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. Seller understands that it must bear the economic risk of the acquisition of the Purchaser Common Stock made in connection herewith for an indefinite period of time because, among other reasons, the shares of Purchaser Common Stock issued to Seller hereunder will not have been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available.

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     (ii) Seller can bear the economic risk of its investment in the Purchaser Common Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and the risks of the investment in Buyer. Seller understands that the per share value of the Purchaser Common Stock may fluctuate from time to time and that the per share value of the Purchaser Common Stock at the time of Closing or at the time of issuance to Seller is not a representation by Buyer that Seller could now or at any time in the future receive such per share amount in connection with any transaction involving the Purchaser Common Stock. Seller has been furnished with all materials relating to the business, finances and operations of Buyer which have been requested, including, without limitation all certificates, instruments, agreements and other documents defining the rights, limitations and preferences of the Purchaser Common Stock. Seller has conducted its own investigation of Buyer and is not relying on any representations or warranties of Buyer other than those expressly set forth herein. Seller understands that Buyer is under no obligation to register the Purchaser Common Stock on Seller’s behalf;

     (iii) Seller is acquiring the Purchaser Common Stock for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; and

     (iv) Seller is an “accredited investor” within the meaning of the Securities and Exchange Commission’s Rule 501 of Regulation D under the Securities Act, as presently in effect.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in Schedule 3.2 to the Seller Disclosure Letter.

          (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

          (b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in against Buyer accordance with its terms and conditions, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors generally and (ii) the effect of rules of law governing the availability of equitable remedies. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or any provision of Buyer’s charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any

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agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

          (d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

ARTICLE IV.
COVENANTS OF SELLER AND THE SHAREHOLDERS

     Seller and the Shareholders jointly and severally covenant and agree with Buyer as follows:

     4.1 Consummation of Agreement. Seller shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

     4.2 Satisfaction of Conditions. Seller will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Article VI and any necessary consents or waivers under or amendments to leases and other contracts by which Seller is bound.

     4.3 Notices and Consents. Seller will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

     4.4 Regular Course of Business. Between the date of this Agreement and the Closing the Shareholders will not cause or permit Seller to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Further, the Shareholders will cause Seller to operate Seller’s Business in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements) and to preserve its present relationships with persons having business dealings with it. The Shareholders will not cause or permit Seller to take any actions which would require a supplement or amendment to the items required to be disclosed pursuant to Section 3.1. Further, between the date of this Agreement and the Closing Date, Seller will:

          (a) communicate regularly with Buyer and keep Buyer closely advised of any material developments relating to Seller and the Purchased Assets;

          (b) pay all of its trade accounts payable as they become due in the Ordinary Course of its Business;

          (c) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with prior periods, and will comply with all laws applicable to each;

          (d) keep and maintain all approvals, authorizations, consents, licenses, domain name registrations, operating authorities, certificates of public convenience, orders and other permits in full force and effect, continue to operate Seller’s Business pursuant to such approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and other permits and take all steps necessary to meet requirements on pending applications for approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and permits; and

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          (e) not increase the discounts or other sales promotions it offers to customers over the discounts and promotions offered by Seller during the 3 month period immediately preceding the date of this Agreement.

     4.5 Preservation of Business. Seller agrees that the Purchased Assets will be used, preserved, and maintained, as far as practicable, in the Ordinary Course of Business, to the same extent and in the same condition as said assets, property, and rights are used, preserved and maintained on the date of this Agreement, and no unusual or novel methods of purchase, sale, management, or operation of said Purchased Assets or Seller’s Business will be made or instituted. Without the prior consent of Buyer, Seller will not encumber any of the Purchased Assets or make any commitments relating to such assets, property, or business, except in the Ordinary Course of Business.

     4.6 Insurance. Seller will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at Buyer’s cost, as Buyer may request.

     4.7 Employees. Seller will not grant to any employee of Seller any promotion, any increase in compensation, or any bonus or other award other than promotions, increases, or awards that are regularly scheduled in the Ordinary Course of Business or contemplated on the date of this Agreement or that are, in the reasonable judgment of management of Seller, in its best interest.

     4.8 No Violations. Seller will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to Seller’s Business.

     4.9 Public Announcements. The Shareholders will not and will cause Seller not to issue any press release or other announcement to the employees, customers, or suppliers of Seller related to this Agreement or this purchase without the approval of Buyer, unless required by law, in which case Buyer and Seller will consult with each other regarding the announcement. Buyer will provide written approval of communications to Seller’s employees, customers or suppliers necessary to affect the transaction contemplated by this Agreement.

     4.10 Company Examinations and Investigations. Prior to the Closing Date, Seller agrees that Buyer shall be entitled, through its employees and representatives, including, without limitation, its attorneys and accountants, to make such investigation of Seller and such examination of the books, records and financial condition of Seller as Buyer reasonably desires. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Seller shall cooperate fully therein. In order that Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of Seller, Seller shall furnish the representatives of Buyer during such period with all such information concerning the affairs of Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer of all material facts affecting the financial condition and business operation of Seller.

     4.11 Continued Effectiveness of Representations and Warranties of Seller. From the date hereof through the Closing Date, Seller shall conduct its Seller’s Business in a commercially reasonable manner and in such a manner so that the representations and warranties contained in Section 3.1 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

     4.12 Supplements to Schedules. From time to time prior to the Closing, Seller will promptly supplement or amend the disclosure schedules with respect to any matter hereafter arising that, if existing

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or occurring at the date of this Agreement, would have been required to be set forth or described in any schedule and will promptly notify Buyer of any breach by Seller that it discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any Schedule made pursuant to this section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless Buyer specifically and reasonably agrees thereto in writing.

     4.13 No Solicitation. Until the Closing or termination pursuant to Article VIII of this Agreement, neither Seller nor any of its directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of Seller (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning Seller to any party in connection with any transaction involving the acquisition of the capital stock or the Purchased Assets of Seller by any person other than Buyer.

     4.14 Loss or Threatened Loss of Customer or Supplier. Other than as set forth on Schedule 4.14, prior to the Closing, Seller shall promptly notify Buyer in the event of a loss or threatened loss of any material supplier, customer or affiliate of Seller, and shall cause employees of Seller to be made available to call upon such customer, supplier or affiliate, together with Buyer to assist Buyer in regaining or retaining such customer, supplier or affiliate.

     4.15 Notice of Developments. Seller will give prompt written notice to Buyer of any material development causing a breach of any of its own representations and warranties in Section 3.1 above.

ARTICLE V.
COVENANTS OF BUYER

     Buyer covenants and agrees with Seller as follows:

     5.1 Efforts of Buyer. Buyer shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

     5.2 Public Announcements. Subject to applicable law, at all times Buyer will promptly advise, and obtain the approval of, Seller before issuing or permitting any of Buyer’s directors, officers, employees, representatives, agents or subsidiaries to issue any press release with respect to this Agreement or the transactions contemplated hereby.

     5.3 Notices and Consents. Buyer will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

     5.4 Notice of Developments. Buyer will give prompt written notice to Seller of any material development causing a breach of any of its own representations and warranties in Section 3.2 above.

ARTICLE VI.
CONDITIONS TO BUYER’S OBLIGATIONS

     Each and every obligation of Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

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     6.1 Representations and Warranties; Performance. Each of the representations and warranties made by Seller and the Shareholders herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes specifically contemplated, permitted, or required by this Agreement; Seller will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Buyer will have received, at the Closing, a certificate of the Chief Executive Officer of Seller stating that each of the representations and warranties made by Seller herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Seller has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing. For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

     6.2 Litigation. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller, the Shareholders, Buyer or any of their Affiliates, associates, officers, managers or directors, seeking to restrain, prevent, or change the transactions contemplated hereby, questioning the validity or legality of the transactions contemplated hereby, or seeking damages in connection with the transactions contemplated hereby.

     6.3 Absence of Material Change. From the date of this Agreement to the Closing, there shall not have occurred any event, change, effect, act, discovery, or occurrence (or any combination of the forgoing) (whether or not referred to or described herein or in any Exhibit or Schedule hereto) that individually or in the aggregate would have, or would reasonably be expected to have, a Material Adverse Effect.

     6.4 Company Action. Seller will have furnished to Buyer a copy, certified by an officer of Seller, of the resolutions of the Board of Directors of Seller and the shareholders of Seller authorizing the execution, delivery and performance of this Agreement.

     6.5 Consents. Seller shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made by it in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of Seller’s business by Buyer subsequent to the Closing, and Buyer shall have received such governmental consents or permits required to use and own the Purchased Assets, if any.

     6.6 Release of Liens. All Security Interests on the Purchased Assets shall have been terminated and released, and Buyer shall have received releases and such other documents evidencing such transactions.

     6.7 Assignment, Bill of Sale and Assumption Agreement. Seller shall have executed and delivered an Assignment, Bill of Sale, and Assumption Agreement in substantially the same form as the agreement attached hereto as Exhibit “A.”

     6.8 Employment Agreements. Buyer (or Buyer’s affiliate) and each of the Shareholders and other Key Employees and each other employee of Seller that has been extended an offer of employment with Buyer or Buyer’s affiliate shall each have executed and delivered Buyer’s or Buyer’s affiliate’s form of Employment Agreement.

Asset Purchase Agreement	30

     6.9 Confidentiality, Development and Non-Interference Agreement. Buyer (or Buyer’s affiliate) and each of the Shareholders and other Key Employees and each other employee of Seller that has been extended an offer of employment with Buyer or Buyer’s affiliate shall have executed and delivered Buyer’s or Buyer’s affiliate’s form of Confidentiality, Development and Non-Interference Agreement.

     6.10 Legal Opinion of Seller’s Counsel. Buyer shall have received an opinion of Seller’s legal counsel, Hurley Toevs Styles Hamblin & Panter P.A., in a form acceptable to Buyer

ARTICLE VII.
CONDITIONS TO SELLER’S OBLIGATIONS

     Each and every obligation of Seller under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

     7.1 Representations and Warranties; Performance. Each of the representations and warranties made by Buyer herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Buyer will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Seller will have received, at the Closing, a certificate of Buyer, stating that each of the representations and warranties made by Buyer herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Buyer has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing. For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

     7.2 Corporate Action. Buyer will have furnished to Seller a copy, certified by an officer of Buyer, of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance of this Agreement.

     7.3 Absence of Material Change. From the date of this Agreement to the Closing, there has not occurred any event, change, effect, act, discovery, or occurrence (or any combination of the forgoing) (whether or not referred to or described herein or in any Exhibit or Schedule hereto) that individually or in the aggregate would have, or would reasonably be expected to have, a Material Adverse Effect.

     7.4 Assignment, Bill of Sale and Assumption Agreement. Buyer shall have executed and delivered a Assignment, Bill of Sale and Assumption Agreement in substantially the same form as the agreement attached hereto as Exhibit “A.”

     7.5 Purchase Price. Buyer shall have tendered delivery of the purchase price set forth in Section 1.6 to Seller.

     7.6 Litigation. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action,

Asset Purchase Agreement	31

investigation, suit, or proceeding will be threatened at the time of Closing, against Buyer or any of its Affiliates, associates, officers, managers or directors, seeking to restrain, prevent, or change the transactions contemplated hereby, questioning the validity or legality of the transactions contemplated hereby, or seeking damages in connection with the transactions contemplated hereby.

ARTICLE VIII.
TERMINATION

     8.1 Termination By Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (a) in the event Seller or any Shareholder has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller and Shareholders of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or is otherwise not reasonably susceptible to cure or (b) if the Closing shall not have occurred on or before June 10, 2005 by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement). For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

     8.2 Termination By Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (a) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or is otherwise not reasonably susceptible to cure or (b) if the Closing shall not have occurred on or before June 10, 2005 by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement). For the purposes of this section and determining whether a representation or warranty has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

     8.3 Termination By Mutual Consent. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Closing without further obligation or liability on the part of any party by the mutual written consent of Buyer and Seller.

     8.4 Effect of Termination. If this Agreement terminates pursuant to any provision of this Article VIII and the transactions contemplated hereunder are not consummated, this Agreement shall be null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles VI and VII resulting from the breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement.

ARTICLE IX.
INDEMNIFICATION

     9.1 Survival. Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms and each representation and warranty in this Agreement, any Transaction Document or in the Schedules or Exhibits shall survive

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the Closing until the twelve-month anniversary of the Closing Date (the “Survival Date”). Notwithstanding the foregoing, the following representations and warranties (collectively, the “Specified Representations”) shall survive the Closing as follows: (a) the representations and warranties contained in Sections 3.1(a), (b), (c), (d), (g) and (r), and 3.2 shall survive the Closing without limitation as to time, and (b) the representations and warranties contained in Sections 3.1(i), 3.1(p) and 3.1(t) shall survive the Closing until 30 days after the expiration of the statutes of limitations, if any, applicable to the matters addressed therein.

     9.2 Indemnification by Seller and the Shareholders. From and after the date hereof, Seller and the Shareholders agree, jointly and severally, to indemnify fully, hold harmless, protect and defend Buyer and its Affiliates, and their respective directors, officers, agents and employees, successors and assigns from and against:

          (a) any and all Losses (as defined below) incurred by any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties of any of Seller or the Shareholders contained in this Agreement, any Transaction Document or in the Schedules or Exhibits hereto or thereto;

          (b) any and all Losses incurred by any of them arising out of, relating to or based upon any failure to perform, or other breach of, any of the covenants or agreements of any of Seller or the Shareholders contained in or incorporated into this Agreement, any Transaction Document or in the Schedules or Exhibits hereto or thereto;

          (c) any and all Losses incurred by any of them arising out of, relating to or based upon any of Seller’s assets that are not Purchased Assets or any of the Retained Liabilities;

          (d) any and all Losses incurred by any of them arising out of, relating to or based upon Seller’s ownership or use of the Purchased Assets prior to the Closing, including any Liability for any Taxes;

          (e) any and all Losses incurred by any of them arising out of, relating to or based upon the operation of Seller’s business prior to or after the Closing; and

          (f) any and all Losses incurred by any of them arising out of, relating to or based upon any claims made for workers’ compensation benefits or under any Employee Benefit Plan due with respect to any event occurring or circumstance existing prior to the Closing.

The right of Buyer and its Affiliates (and their respective directors, officers, agents and employees, successors and assigns) to be indemnified hereunder for any Loss shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons unless (and then only to the extent) such Loss or the specific circumstances that may reasonably give rise to such potential Loss are set forth on Schedule 9.2 of the Seller Disclosure Letter. “Losses” shall mean any and all losses, costs, claims, damages, Taxes, Liabilities, obligations, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a party’s right to indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any.

     9.3 Indemnification by Buyer. From and after the date hereof, Buyer agrees to indemnify fully, hold harmless, protect and defend Seller and Shareholders from and against any and all Losses incurred by any of them arising out of, relating to or based upon (a) any inaccuracy in, or breach of, any of the representations or warranties of Buyer contained in this Agreement, any Transaction Document or

Asset Purchase Agreement	33

in the Schedules or Exhibits hereto or thereto; (b) any failure to perform, or other breach of, any of the covenants or agreements of Buyer contained in this Agreement, any Transaction Document or in the Schedules or Exhibits hereto or thereto; (c) Buyer’s ownership of the Purchased Assets after the Closing Date; and (d) the operation of Buyer’s business after the Closing. The right of Seller to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

     9.4 Procedure for Indemnification for Third Party Claims.

          (a) Promptly after receipt by an indemnified party under Sections 9.2 and 9.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

          (b) If any proceeding referred to in Section 9.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding (as opposed to participating in the defense as provided above), (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent, which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within 10 days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). The parties hereby agree that if Section 56-7-1 of the New

Asset Purchase Agreement	34

Mexico Statutes Annotated 1978 (or any successor provision thereto) is construed to be applicable to this Agreement then no right to indemnification provided herein shall be construed to include any acts or omissions arising from a party’s negligence to the extent prohibited by Section 56-7-1 of the New Mexico Statutes Annotated 1978 (or any successor provision thereto).

     9.5 Set-Off Rights; Character of Indemnity Payments. The indemnifying party shall promptly pay the indemnified party any amount due under this Article IX. Buyer shall have the right, but not the obligation, to set-off against the Additional Purchase Consideration any amount Seller or the Shareholders may be obligated to pay Buyer under the terms of this Agreement. The number of shares of Purchaser Common Stock used to set-off any amount to which Buyer may be entitled under this Agreement shall be determined by dividing the set-off amount by the then current per share value of the Purchaser Common Stock as determined in the sole discretion of Buyer. If, contrary to the intent of the parties, any payment made pursuant to this Article IX is treated as taxable income to the recipient, then the payor shall indemnify and hold harmless the recipient from any Liability for Taxes attributable to the receipt of such payment. For purposes of this Section 9.5, the indemnified party will be considered to be liable for Tax in respect of any payment treated as taxable income at the highest marginal tax rate then in effect for corporations in the jurisdiction so characterizing the payment for the year such payment is considered to be earned by the indemnified party.

ARTICLE X.
MISCELLANEOUS

     10.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered by registered or certified mail (with postage and other fees prepaid) as follows:

To Buyer:	I-Sector Corporation
Attn: James H. Long, Chief Executive Officer
6401 Southwest Freeway
Houston, Texas 77074
Telecopy: 713.795.2307
Email: jim.long@i-sector.com

With a copy to:	Mayer, Brown, Rowe & Maw LLP
Attn: Robert F. Gray, Jr.
700 Louisiana Street
Suite 3600
Houston, Texas 77002
Telecopy: (713) 632-1867
Email: rgray@mayerbrownrowe.com

To Seller and the Shareholders:
Network Architechs, Inc.
Attn: Michael French, Chief Executive Officer
1720 Louisiana Blvd N.E.
Suite 301
Albuquerque, New Mexico
Telecopy: 505.256.9091

Asset Purchase Agreement	35

Email: mfrench@netarch.com

with a copy to:	Hurley Toevs Styles Hamblin & Panter P.A.
Attn: Thomas H. Toevs
4155 Montgomery Blvd., N.E.
Albuquerque, N.M. 87109
Telecopy: (505) 888-9215
Email: TToevs@hurleyfirm.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or the intended recipient’s refusal to accept delivery. After any notice is made hereunder, the party taking such action will use its best efforts to deliver a copy of such notice to the e-mail address of the intended recipients as soon as practical but in no event later than 12 hours after such action has been taken.

     10.2 Attachments. All schedules and exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     10.3 Assignment; Successors in Interest. No assignment or transfer by any party of its respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto, except Buyer shall be permitted to assign its rights and obligations hereunder to one of its Affiliates, but no such assignment will release Buyer from its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns and any reference hereto shall also be a reference to a permitted successor or assign.

     10.4 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     10.5 Captions. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

     10.6 Controlling Law; Venue; Integration: Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law provisions, statutes, regulations or principles of this or any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Texas for any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action suit or proceeding shall be brought only in any such court in Houston, Texas (and waives any objection based on forum non conveniens or any other jurisdiction to venue therein). This Agreement (and the related written agreements to be entered into in connection with this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by the written agreement of Seller and Buyer. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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     10.7 Counterparts. This Agreement may be executed in counterparts, including the signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. In addition, the parties agree that the counterparts of this Agreement so signed may be evidenced by delivery of a telecopy or other electronic transmission of the signature page image to this Agreement to the other party at the number listed in Section 10.1 and that such telecopied signature pages shall be treated for all purposes as original signatures to this Agreement.

     10.8 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     10.9 Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

10.10 Arbitration; Legal Proceedings.

          (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity hereof or the transactions contemplated herein promptly by negotiation between a representative of Buyer and Seller. Either Seller or Buyer may give the other written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a statement of such party’s position and the name and title of the representative who will represent such party. Within ten (10) days of the delivery of the Notice of Dispute, a representative from each party hereto shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this paragraph.

          (b) Except as provided in Section (d) below, any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity hereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Section 10.10, shall be settled by arbitration in accordance with the Commercial Arbitration Rules (“CAR”) of the American Arbitration Association (“AAA”), by one arbitrator selected by mutual agreement of the parties. In the event the parties cannot agree to an arbitrator, the arbitrator shall be selected by the CAR, Selection of Arbitrators. Either party may initiate arbitration by delivering a written election to arbitrate to the other party at any time after twenty (20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other party fails to participate in negotiation in accordance with paragraph (a) above. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16 (the “Act”) and shall be held in Houston, Texas, unless otherwise agree upon in writing among the Buyer, Seller and each Shareholder. All awards rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof, subject to the court’s authority to modify or review the award as provided in the Act.

          (c) Each party shall bear its own costs and shall share equally the fees and expenses of the arbitrators, unless otherwise determined by the arbitrators.

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          (d) Each party hereby acknowledges and agrees that this Section 10.10 shall not apply to any claim, controversy, action suit or proceeding in which a party hereto seeks specific performance, injunctive relief or any other equitable relief and that such party may initiate any such claim, controversy, action suit or proceeding in accordance with Section 10.6 hereof.

     10.11 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

     10.12 Injunctive Relief. The parties to this Agreement hereby agree that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that any party, to the extent permitted by applicable law, shall be entitled to injunction relief in addition to any other remedy such party might have under this Agreement.

     10.13 Severability. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Seller or any Shareholder the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller.

     10.14 Access to Electronic Copies. Any party to this Agreement who, directly or though its agents or attorneys, has access to digital electronic copies of this Agreement (including attachments hereto) in a commercially available word processing program or plain text format, shall promptly provide such electronic copies of this Agreement (including attachments hereto) to the other parties hereto upon request.

***Remainder Of Page Intentionally Left Blank***

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement as of this 25th day of May, 2005.

BUYER:	SELLER:

I-SECTOR CORPORATION	NETWORK ARCHITECHS, CORP.

By:	By:

James H. Long, Chief Executive Officer	Michael French, Chief Executive Officer

SHAREHOLDERS:

MICHAEL S. FRENCH	THEODORE J. BONNELL

KLAUS C. MUELLER

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EXHIBIT A

ASSIGNMENT, BILL OF SALE, AND
ASSUMPTION AGREEMENT